Exhibit (p)

TCG Strategic Income Fund

Subscription Agreement

This Subscription Agreement (the “Agreement”) made this 17th day of September, 2025 by and between TCG Strategic Income Fund, a Delaware statutory trust (the “Fund”), and TCG Strategic Income Advisor LLC, a Delaware limited liability company (the “Subscriber”).

Recitals:

1. The Fund has been formed for the purposes of carrying on business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and operating as an interval fund;

2. The Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 10,000 Class I Common Shares of the Fund (the “Shares”) at $10.00 per share.

Now, Therefore, It Is Agreed:

1. The Subscriber subscribes for and agrees to purchase from the Fund 10,000 Shares of the Fund at $10.00 per share. Subscriber agrees to make payment for these Shares of the Fund at such time as demand for payment may be made by an officer of the Fund.

2. The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3. To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

(a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (“Securities Act”);

(b) That the Shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

(c) That the Fund’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Agreement;

(d) That when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

(e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the Shares.

4. To further induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

(a) Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

(b) Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

The Shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These Shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

5. This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

6. The Fund’s Certificate of Trust is on file with the Secretary of State of the State of Delaware. This Agreement is executed by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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Signature page follows.]

In Witness Whereof, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

TCG Strategic Income Fund

By:	/s/ Peter McNitt
	Name:	Peter McNitt
	Title:	Principal Executive Officer

TCG Strategic Income Advisor LLC

By:	/s/ Leonard Tannenbaum
	Name:	Leonard Tannenbaum
	Title:	Manager